Exhibit 99.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to Employment Agreement is made this 19 day of October 2009 by and between MKS Instruments, Inc., a Massachusetts corporation (“MKS”), and Leo Berlinghieri (the “Employee”).

RECITALS

WHEREAS, MKS and the Employee have previously entered into an employment agreement dated July 1, 2005, as amended November 13, 2007, as amended November 10, 2008 (the “Employment Agreement”);

WHEREAS, MKS and the Employee wish to add certain provisions to the Employment Agreement;

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt whereof are hereby acknowledged, the parties agree as follows:

1. Addition of New Section. The following Section (g) shall be added to the end of Section 6 of the Employment Agreement:

(g) Retiree Medical Benefits

(i)	Eligibility. The Employee’s eligibility to receive the retiree medical benefits set forth hereunder (the “Retiree Medical Benefits”) is contingent upon (a) the Employee’s compliance with all of the material terms and conditions contained in this Employment Agreement, (b) the Employee’s execution, upon termination of employment (except in the case of death), of a separation agreement that releases the Corporation from any liabilities that may have arisen from employment or termination of employment with the Corporation, and (c) the occurrence of any of the following:

(A)	the Employee retires from the Corporation when Employee is at least 62 years old, provided that, if Employee is under 65 at the time of such retirement, the terms of the benefits shall be subject to subsection 6(e)(iii) hereof; or

(B)	the Employee is terminated by the Corporation other than for “cause” or if Employee terminates his employment for Good Reason (as defined in Appendix A of this Employment Agreement within 3 years of a change in control (as defined in Appendix A of this Employment Agreement)); provided that if the Employee is eligible at any time to receive comparable medical benefits from any subsequent employer, then the Employee shall not be eligible to receive the Retiree Medical Benefits during the time that he is eligible to receive such benefits from a subsequent employer, but will be eligible to receive the Retiree Medical Benefits thereafter, or

(C)	prior to retirement, the Disability (which shall mean disability as defined in Section 216(i)(1) of the Social Security Act) or death of the Employee.

If the Employee meets the eligibility criteria described above, he shall be considered an “Eligible Employee” hereunder. The Spouse of the Eligible Employee (“Eligible Spouse”) shall also receive Medical Retirement Benefits. The Employee shall not be eligible for Medical Retirement Benefits if the Employee is terminated by the Corporation for “cause”.

(ii)	Benefit Period and Types of Coverage. Eligible Employees and Eligible Spouses will each receive Retiree Medical Benefits for their respective lifetimes. During the 18 months immediately following termination of employment from the Corporation, Retiree Medical Benefits will be provided to the Eligible Employee and Eligible Spouse through the Corporation’s COBRA medical plan. Thereafter, the Corporation shall purchase fully insured non-group medical plans for the Eligible Employee and Eligible Spouse. The insurance plans purchased for the Eligible Employee and/or Eligible Spouse who are less than 65 years old shall be a high benefit plan compared to the Corporation’s group medical plan selected by the Employee immediately prior to the termination of employment. The insurance plans purchased for the Eligible Employee and/or Eligible Spouse who are 65 or more years old shall be Blue Cross/Blue Shield’s Medex Gold or other comparable high benefit medical plan.

(iii)	Cost. The Eligible Employee (or surviving Eligible Spouse) will be required to contribute a fixed annual amount of $1,500 for each year that he (or surviving Eligible Spouse) remains eligible for Retiree Medical Benefits. In addition to such $1,500, if the Employee became an Eligible Employee pursuant to Section (a)(i) above, then in addition to the $1,500, the Employee (or surviving Eligible Spouse) shall be required to pay a portion of the expenses of the Retiree Medical Benefit as follows, based upon the age of the Eligible Employee:

Age of Employee	Percentage of Retiree Medical Benefit Costs to be paid by Employee (or surviving spouse) for Such Year

62	30%

63	20%

64	10%

65 or More	0%

In witness whereof, the parties have executed this Amendment as of the date first mentioned above.

MKS INSTRUMENTS, INC.	EMPLOYEE
/s/ Ronald C. Weigner By: Ronald C. Weigner	/s/ Leo Berlinghieri Leo Berlinghieri

Vice President & Chief Financial Officer